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                                  [LOGO]    ROYAL BANK
                                            CAPITAL CORPORATION


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[LETTERHEAD]

                                            April 15, 1996


PRIVATE AND CONFIDENTIAL


Mr. Paul J. Gibson
President and Chief Executive Officer
Treats International Enterprises. Inc.
418 Preston Street
Ottawa, Ontario
K1S 4N2


Dear Paul:

I am writing further to your letter of April 9, as well as our last conversation.

As indicated in our last proposal, we would be prepared to sell our position for a cash payment of C$3,400,000. In the interest of concluding this we will reduce the number of shares that we would continue to hold from 1.6 million. It is expected that all parties would provide suitable releases upon closing.


A second option that we would consider would be a cash payment of $3 million for our position. Over and above this, we would retain a debenture in the amount of $500,000 (terms to be agreed upon) and 1,750,000 common shares. It is understood that the company would be repurchasing the preferred shares and the balance of the debenture for cancellation.



The above position continues to offer you or new investors the opportunity to substantially reduce our investment in the company at a significantly lower valuation than you have placed on the company. This offer is open for acceptance until April 19, 1996, with a closing prior to June 24, 1996. If you are not able to finance this buyout, you have agreed to sell your position for a price of C$0.28 per share.


                                       Yours truly,


                                       /s/

                                       Vice President


Accepted and Agreed to:



/s/Paul Gibson
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Paul Gibson
President and CEO
Treats International Enterprises, Inc.